UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 10, 2015
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ENCORE CAPITAL GROUP, INC.
(Exact Name of Registrant as Specified in Charter)
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Delaware (State or Other Jurisdiction of Incorporation)	000-26489 (Commission File Number)	48-1090909 (IRS Employer Identification No.)
3111 Camino Del Rio North, Suite 103, San Diego, California (Address of Principal Executive Offices)		92108 (Zip Code)
(877) 445-4581 (Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On November 10, 2015, the California Superior Court for the County of San Diego (the "Court") granted preliminary approval of the settlement of the derivative action against certain current and former directors and officers (the "Defendants") of Encore Capital Group, Inc. (the "Company"), and against the Company as a nominal defendant, captioned International Brotherhood et al. v. Black, et al., Case No. 37-2011-00097795-CU-SL-CTL (the "Action"). The Court set a further hearing, currently scheduled for February 5, 2016 to consider the final approval of the settlement. Pursuant to the Court's order, a copy of the Stipulation of Settlement and the Notice of Hearing and Proposed Settlement of Derivative Action are available for review on the "Investors" portion of the Company's website at http://investors.encorecapital.com/phoenix.zhtml?c=115920&p=derivative.settlement. Information found on the Company’s website is not incorporated by reference.

The Company and the Defendants have denied any wrongdoing, fault, liability or damages in connection with the Action, but have agreed to settle to avoid the costs, uncertainty and risks inherent in any litigation. The settlement would require (1) the Company to implement and/or maintain certain corporate governance reforms, substantially all of which are already part of the Company's current operations; and (2) the Company's insurer to pay attorneys’ fees to plaintiffs’ counsel of $3.5 million. The settlement would resolve all current and future liability relating to the Action.

The Company is providing this information in order to ensure adequate notice to any interested stockholders and to comply with the Court's order. The Company does not expect the proposed settlement to have a material impact on its financial condition or operating results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE CAPITAL GROUP, INC.

Date: November 11, 2015	/s/ Greg Call
Greg Call
Senior Vice President, General Counsel and Corporate Secretary